EXHIBIT 99

                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:  John E. Anderson
          Chief Executive Officer                 904/396-5733, Ext. 101
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PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE THIRD
QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2005.

Jacksonville, Florida; July 26, 2005 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported income from continuing operations of $2,112,000 or $0.69 per diluted share in the third quarter of fiscal 2005, an increase of $199,000 or 10.4% compared to $1,913,000 or $0.64 per diluted share in the same period last year.

Net income for the third quarter of fiscal 2005 was $2,112,000, compared to $10,954,000 for the same period last year. Net income for the third quarter of 2004 included $9,041,000 in income from discontinued operations resulting from the sale of real estate. Diluted earnings per share for the third quarter of fiscal 2005 was $0.69 compared to $3.68 in the third quarter of fiscal 2004.

Income from continuing operations for the first nine months of fiscal 2005 was $5,313,000 or $1.76 per diluted share, an increase of $923,000 or 21% compared to the same period last year.

Net income for the nine months of fiscal 2005 was $5,313,000, compared to $19,245,000 for the same period last year. The first nine months of 2004 included $14,855,000 in income from discontinued operations. Diluted earnings per share for the first nine months of fiscal 2005 was $1.76 compared to $6.46 for the same period last year.

Third Quarter Operating Results. For the third quarter of fiscal 2005, consolidated revenues were $33,061,000, an increase of $3,391,000 or 11.4% over the same quarter last year.

Transportation segment revenues were $28,638,000 in the third quarter of 2005, an increase of $3,053,000 over the same quarter last year. Fuel surcharges accounted for $1,488,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 4.5%, reflecting better pricing for our services. Revenue miles in the current quarter were up 1.9% compared to the third quarter of 2004 and were constrained by low driver availability.

Real Estate segment revenues for the third quarter of fiscal 2005 were $4,423,000, an increase of $338,000 or 8.3% over the same quarter last year. Lease revenue from developed properties increased $170,000 or 6.6%, due to an increase in occupied square feet resulting from the completion of a pre-leased 74,600 square foot building in January 2005 and the purchase of a fully leased 188,000 square foot building in October 2004. Royalties from mining operations increased as a result of increased royalties per ton.


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Consolidated  gross profit was $6,807,000 in the third  quarter  of  fiscal
2005 compared to $5,989,000 in the same period last year, an increase of 13.7%. Gross profit in the transportation segment increased $688,000 or 19.4%, primarily due to improved pricing and additional volume as compared to the same quarter last year. Gross profit in the real estate segment increased $130,000 or 5.3% from the third quarter of 2004, primarily due to increased lease revenue from higher average leased square footage from the purchase and completion of the buildings discussed above.


Nine Months Operating Results. For the first nine months of fiscal 2005, consolidated revenues were $96,449,000, an increase of $10,709,000 or 12.5% over the same period last year.

The Transportation segment revenues were $83,169,000 in the first nine months of 2005, an increase of $9,532,000 over the same period last year. Fuel surcharges accounted for $4,380,000 of the increase. Excluding fuel surcharges, revenue per mile increased 4.9%, reflecting better pricing for our services. Revenue miles for the nine months were up 2.3% compared to the first nine months of 2004 and were constrained by low driver availability.

Real Estate segment revenues for the first nine months of fiscal 2005 were $13,280,000, an increase of $1,177,000 or 9.7% over the same period last year. Lease revenue from developed properties increased $960,000 or 12.4%, due to an 11.2% increase in occupied square feet resulting from the completion of a pre-leased 74,600 square foot building in January 2005 and the purchase of a fully leased 188,000 square foot building in October 2004. Royalties from mining operations increased as a result of increased royalties per ton.

Consolidated gross profit was $18,392,000 in the first nine months of fiscal 2005 compared to $16,221,000 in the same period last year, an increase of 13.4%. Gross profit in the transportation segment increased $1,271,000 or 13.2%, primarily due to the increases in pricing and volume, offset by increased risk and health insurance costs as compared to the same period last year. Gross profit in the real estate segment increased
$900,000 or 13.6% from the same period last year, primarily due to increased lease revenue from higher average leased square footage from the purchase and completion of the buildings discussed above.

Summary and Outlook. The Company's real estate development business continues to benefit from positive inquiry trends from prospective tenants for its warehouse-office product. Notwithstanding favorable freight-
hauling demands for its transportation business, the Company's trucking operations remain challenged to effectively satisfy such demand due to an industry-wide, tight driver availability.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


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Patriot  Transportation Holding, Inc. is engaged in the  transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction
materials.   The  Company's  real  estate  group,  comprised   of   FRP
Development   Corp.  and  Florida  Rock  Properties,  Inc.,   acquires,
constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.




                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)


                                            Three Months        Nine Months
                                               Ended               Ended
                                              June 30             June 30
                                          2005      2004      2005      2004
                                          ----      ----      ----      ----

 Revenues                                $33,061    29,670    $96,449   85,740
 Gross profit                           $  6,807     5,989    $18,392   16,221
 Income before income taxes             $  3,463     3,082    $ 8,710    7,080
 Income from continuing operations      $  2,112     1,913    $ 5,313    4,390
 Discontinued operations                       -     9,041          -   14,855
 Net income                             $  2,112    10,954    $ 5,313   19,245
 Earnings per common share:
  Income from continuing operations
          Basic                             $.71       .65      $1.80     1.50
          Diluted                           $.69       .64      $1.76     1.47
  Discontinued operations
          Basic                                -      3.09          -     5.07
          Diluted                              -      3.04          -     4.99
  Net income
          Basic                             $.71      3.74      $1.80     6.57
          Diluted                           $.69      3.68      $1.76     6.46
 Weighted average common shares
   outstanding:
          Basic                            2,958     2,929      2,946    2,931
          Diluted                          3,040     2,979      3,026    2,977



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             PATRIOT TRANSPORTATION HOLDING, INC.
             Condensed Balance Sheets (unaudited)
                    (Amounts in thousands)


                                                June 30        September 30
                                                  2005            2004
                                                -------        ------------

Cash and cash equivalents                        $  2,057       $     199
Cash held in escrow (a)                                 -          16,553
Accounts receivable, net                            8,169           9,123
Other current assets                                4,350           4,191
Property, plant and equipment, net                164,876         149,011
Other non-current assets                            6,792           6,317
                                                 --------       ---------
             Total Assets                        $186,244       $ 185,394
                                                 ========       =========

Current liabilities                              $ 13,257       $  23,099
Long-term debt (excluding current maturities)      48,197          41,185
Deferred income taxes                              12,924          15,767
Other non-current liabilities                       7,375           7,256
Shareholders' equity                              104,491          98,087
                                                 --------       ---------
    Total Liabilities and Shareholders' Equity   $186,244       $ 185,394
                                                 ========       =========



(a) Cash held in escrow consists of proceeds from sales of real estate held in escrow in anticipation of qualified real estate purchases in accordance with Section 1031 of the Internal Revenue Code. In November 2004, $7,200,000 was used to purchase qualified property and the balance was released from escrow.


                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                     Three Months Ended      Nine Months Ended
                                          June 30                 June 30
                                     2005         2004       2005        2004
                                     ----         ----       ----        ----

Transportation Revenues              $28,638      25,585     $83,169     73,637
Real Estate Revenues                   4,423       4,085      13,280     12,103
                                       -----       -----      ------     ------
Total Revenues                       $33,061      29,670     $96,449     85,740
                                      ======      ======      ======     ======


Transportation Operating Profit      $ 2,059       1,641     $ 4,872      4,108
Real Estate Operating Profit           2,565       2,435       7,511      6,609
Corporate Expenses                      (378)       (363)     (1,280)    (1,146)
                                       ------      -------   ---------   -------
Total Operating Profit               $ 4,246       3,713     $11,103      9,571
                                      =======      =======    ======      ======


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